                            UNITED STATES OF AMERICA
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13D

                    Under the Securities Exchange Act of 1934

                       CAPITAL ENVIRONMENTAL RESOURCE INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  COMMON STOCK
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    14008M104
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                              Karen A. Dewis, Esq.
                             McDermott, Will & Emery
                               600 13th Street, NW
                              Washington, DC. 20005
                                  (202)756-8000
--------------------------------------------------------------------------------
           (Name, Address and Telephone Number of Person Authorized to
                       Receive Notices and Communications)

                                  JULY 27, 2001
--------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)


If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4) check the following box [___].

Note: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                  SCHEDULE 13D

CUSIP No. 14008M104
          ---------

--------------------------------------------------------------------------------
1        NAMES OF REPORTING PERSONS S.S. OR
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

         David Sutherland-Yoest
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*            (a)/ /
                                                                      (b)/X/

--------------------------------------------------------------------------------
3        SEC USE ONLY


--------------------------------------------------------------------------------
4        SOURCE OF FUNDS*

         PF (1)
--------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
         PURSUANT TO ITEMS 2(d) or 2(e)                               / /

--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION

         United States of America
--------------------------------------------------------------------------------
                            7       SOLE VOTING POWER
NUMBER OF SHARES                                      0
  BENEFICIALLY            ------------------------------------------------------
   OWNED BY                 8       SHARED VOTING POWER
     EACH                                             0
   REPORTING              ------------------------------------------------------
    PERSON                  9       SOLE DISPOSITIVE POWER
     WITH                                             0
                          ------------------------------------------------------
                            10      SHARED DISPOSITIVE POWER
                                                      0
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         0 (may be deemed to beneficially own all shares beneficially owned by each member of the group, or 1,850,784 shares)
--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
         EXCLUDES CERTAIN SHARES*                                     / /

--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         0% (may be deemed to beneficially own all shares beneficially owned by each member of the group, or 25.7%)
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON*
         IN

--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

(1) Indicates anticipated source of funds to be used in transactions described in Item 4 of this Schedule.

                                  SCHEDULE 13D

CUSIP No. 14008M104
          ---------

--------------------------------------------------------------------------------
1        NAMES OF REPORTING PERSONS S.S. OR
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

         Sherry Sutherland-Yoest
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*            (a)/ /
                                                                      (b)/X/

--------------------------------------------------------------------------------
3        SEC USE ONLY


--------------------------------------------------------------------------------
4        SOURCE OF FUNDS*

         PF (2)
--------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
         PURSUANT TO ITEMS 2(d) or 2(e)                               / /

--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION

         Canada
--------------------------------------------------------------------------------
                            7       SOLE VOTING POWER
NUMBER OF SHARES                                     0
  BENEFICIALLY            ------------------------------------------------------
   OWNED BY                 8       SHARED VOTING POWER
     EACH                                            0
   REPORTING              ------------------------------------------------------
    PERSON                  9       SOLE DISPOSITIVE POWER
     WITH                                            0
                          ------------------------------------------------------
                            10      SHARED DISPOSITIVE POWER
                                                     0
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         0 (may be deemed to beneficially own all shares beneficially owned by each member of the group, or 1,850,784 shares)
--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
         EXCLUDES CERTAIN SHARES*                                     / /

--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         0% (may be deemed to beneficially own all shares beneficially owned by each member of the group, or 25.7%)
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON*
         IN

--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

(2) Indicates anticipated source of funds to be used in transactions described in Item 4 of this Schedule.

                                  SCHEDULE 13D

CUSIP No. 14008M104
          ---------

--------------------------------------------------------------------------------
1        NAMES OF REPORTING PERSONS S.S. OR
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

         Christina Sutherland-Yoest
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*            (a)/ /
                                                                      (b)/X/

--------------------------------------------------------------------------------
3        SEC USE ONLY


--------------------------------------------------------------------------------
4        SOURCE OF FUNDS*

         PF (3)
--------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
         PURSUANT TO ITEMS 2(d) or 2(e)                               / /

--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION

         Canada
--------------------------------------------------------------------------------
                            7       SOLE VOTING POWER
NUMBER OF SHARES                                     0
  BENEFICIALLY            ------------------------------------------------------
   OWNED BY                 8       SHARED VOTING POWER
     EACH                                            0
   REPORTING              ------------------------------------------------------
    PERSON                  9       SOLE DISPOSITIVE POWER
     WITH                                            0
                          ------------------------------------------------------
                            10      SHARED DISPOSITIVE POWER
                                                     0
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         0 (may be deemed to beneficially own all shares beneficially owned by each member of the group, or 1,850,784 shares)
--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
         EXCLUDES CERTAIN SHARES*                                     / /
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         0% (may be deemed to beneficially own all shares beneficially owned by each member of the group, or 25.7%)
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON*
         IN

--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

(3) Indicates anticipated source of funds to be used in transactions described in Item 4 of this Schedule.

                                  SCHEDULE 13D

CUSIP No. 14008M104
          ---------

--------------------------------------------------------------------------------
1        NAMES OF REPORTING PERSONS S.S. OR
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

         Don A. Sanders
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*            (a)/ /
                                                                      (b)/X/

--------------------------------------------------------------------------------
3        SEC USE ONLY


--------------------------------------------------------------------------------
4        SOURCE OF FUNDS*

         PF (4)
--------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
         PURSUANT TO ITEMS 2(d) or 2(e)                               / /

--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION

         United States of America
--------------------------------------------------------------------------------
                            7       SOLE VOTING POWER
NUMBER OF SHARES                                        82,700
  BENEFICIALLY            ------------------------------------------------------
   OWNED BY                 8       SHARED VOTING POWER
     EACH                                                    0
   REPORTING              ------------------------------------------------------
    PERSON                  9       SOLE DISPOSITIVE POWER
     WITH                                               82,700
                          ------------------------------------------------------
                            10      SHARED DISPOSITIVE POWER
                                                       843,301
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         926,001 (may be deemed to beneficially own all shares beneficially owned by each member of the group, or 1,850,784 shares)
--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
         EXCLUDES CERTAIN SHARES*                                     / /
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         12.9% (may be deemed to beneficially own all shares beneficially owned by each member of the group, or 25.7%)
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON*
         IN

--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

(4) Indicates source of funds used to purchase securities held by reporting person and anticipated source of funds to be used in transactions described in
Item 4 of this Schedule.

                                  SCHEDULE 13D

CUSIP No. 14008M104
          ---------

--------------------------------------------------------------------------------
1        NAMES OF REPORTING PERSONS S.S. OR
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

         Environmental Opportunities Fund II, L.P.
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*            (a)/ /
                                                                      (b)/X/

--------------------------------------------------------------------------------
3        SEC USE ONLY


--------------------------------------------------------------------------------
4        SOURCE OF FUNDS*

         WC (5)
--------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
         PURSUANT TO ITEMS 2(d) or 2(e)                               / /

--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware
--------------------------------------------------------------------------------
                            7       SOLE VOTING POWER
NUMBER OF SHARES                                     202,340
  BENEFICIALLY            ------------------------------------------------------
   OWNED BY                 8       SHARED VOTING POWER
     EACH                                                  0
   REPORTING              ------------------------------------------------------
    PERSON                  9       SOLE DISPOSITIVE POWER
     WITH                                            202,340
                          ------------------------------------------------------
                            10      SHARED DISPOSITIVE POWER
                                                           0
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         202,340 (may be deemed to beneficially own all shares beneficially owned by each member of the group, or 1,850,784 shares)
--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
         EXCLUDES CERTAIN SHARES*                                     / /

--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         2.8% (may be deemed to beneficially own all shares beneficially owned by each member of the group, or 25.7%)
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON*
         PN

--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

(5) Indicates source of funds used to purchase securities held by reporting person and anticipated source of funds to be used in transactions described in
Item 4 of this Schedule.

                                  SCHEDULE 13D

CUSIP No. 14008M104
          ---------

--------------------------------------------------------------------------------
1        NAMES OF REPORTING PERSONS S.S. OR
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

         Environmental Opportunities Fund II (INSTITUTIONAL), L.P.
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*            (a)/ /
                                                                      (b)/X/

--------------------------------------------------------------------------------
3        SEC USE ONLY


--------------------------------------------------------------------------------
4        SOURCE OF FUNDS*

         WC(6)
--------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
         PURSUANT TO ITEMS 2(d) or 2(e)                               / /

--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware
--------------------------------------------------------------------------------
                            7       SOLE VOTING POWER
NUMBER OF SHARES                                    722,443
  BENEFICIALLY            ------------------------------------------------------
   OWNED BY                 8       SHARED VOTING POWER
     EACH                                                 0
   REPORTING              ------------------------------------------------------
    PERSON                  9       SOLE DISPOSITIVE POWER
     WITH                                           722,443
                          ------------------------------------------------------
                            10      SHARED DISPOSITIVE POWER
                                                          0
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         722,443 (may be deemed to beneficially own all shares beneficially owned by each member of the group, or 1,850,784 shares)
--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
         EXCLUDES CERTAIN SHARES*                                     / /

--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         10.0% (may be deemed to beneficially own all shares beneficially owned by each member of the group, or 25.7%)
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON*
         PN

--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

(6) Indicates source of funds used to purchase securities held by reporting person and anticipated source of funds to be used in transactions described in
Item 4 of this Schedule.

                                  SCHEDULE 13D

CUSIP No. 14008M104
          ---------

--------------------------------------------------------------------------------
1        NAMES OF REPORTING PERSONS S.S. OR
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

         GWD Management Inc.
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*            (a)/ /
                                                                      (b)/X/

--------------------------------------------------------------------------------
3        SEC USE ONLY


--------------------------------------------------------------------------------
4        SOURCE OF FUNDS*

         WC (7)
--------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
         PURSUANT TO ITEMS 2(d) or 2(e)                               / /

--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION

         Ontario, Canada
--------------------------------------------------------------------------------
                            7      SOLE VOTING POWER
NUMBER OF SHARES                                         0
  BENEFICIALLY            ------------------------------------------------------
   OWNED BY                 8       SHARED VOTING POWER
     EACH                                                0
   REPORTING              ------------------------------------------------------
    PERSON                  9       SOLE DISPOSITIVE POWER
     WITH                                                0
                          ------------------------------------------------------
                            10      SHARED DISPOSITIVE POWER
                                                         0
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         0 (may be deemed to beneficially own all shares beneficially owned by each member of the group, or 1,850,784 shares)
--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
         EXCLUDES CERTAIN SHARES*                                     / /

--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         0% (may be deemed to beneficially own all shares beneficially owned by each member of the group, or 25.7%)
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON*
         CO

--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

(7) Indicates anticipated source of funds to be used in transactions described in Item 4 of this Schedule.

                                  SCHEDULE 13D

CUSIP No. 14008M104
          ---------

--------------------------------------------------------------------------------
1        NAMES OF REPORTING PERSONS S.S. OR
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

         Michael G. DeGroote
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*            (a)/ /
                                                                      (b)/X/

--------------------------------------------------------------------------------
3        SEC USE ONLY


--------------------------------------------------------------------------------
4        SOURCE OF FUNDS*

         PF (8)
--------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
         PURSUANT TO ITEMS 2(d) or 2(e)                               / /

--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION

         Canada
--------------------------------------------------------------------------------
                            7       SOLE VOTING POWER
NUMBER OF SHARES                                     0
  BENEFICIALLY            ------------------------------------------------------
   OWNED BY                 8       SHARED VOTING POWER
     EACH                                            0
   REPORTING              ------------------------------------------------------
    PERSON                  9       SOLE DISPOSITIVE POWER
     WITH                                            0
                          ------------------------------------------------------
                            10      SHARED DISPOSITIVE POWER
                                                     0
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         0 (may be deemed to beneficially own all shares beneficially owned by each member of the group, or 1,850,784 shares)
--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
         EXCLUDES CERTAIN SHARES*                                     / /

--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         0% (may be deemed to beneficially own all shares beneficially owned by each member of the group, or 25.7%)
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON*
         IN

--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

(8) Indicates anticipated source of funds to be used in transactions described in Item 4 of this Schedule.

                                  SCHEDULE 13D

CUSIP No. 14008M104
          ---------

--------------------------------------------------------------------------------
1        NAMES OF REPORTING PERSONS S.S. OR
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

         George E. Matelich
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*            (a)/ /
                                                                      (b)/X/

--------------------------------------------------------------------------------
3        SEC USE ONLY


--------------------------------------------------------------------------------
4        SOURCE OF FUNDS*

         PF (9)
--------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
         PURSUANT TO ITEMS 2(d) or 2(e)                               / /

--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION

         United States of America
--------------------------------------------------------------------------------
                            7       SOLE VOTING POWER
NUMBER OF SHARES                                        0
  BENEFICIALLY            ------------------------------------------------------
   OWNED BY                 8       SHARED VOTING POWER
     EACH                                               0
   REPORTING              ------------------------------------------------------
    PERSON                  9       SOLE DISPOSITIVE POWER
     WITH                                               0
                          ------------------------------------------------------
                            10      SHARED DISPOSITIVE POWER
                                                        0
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         0 (may be deemed to beneficially own all shares beneficially owned by each member of the group, or 1,850,784 shares)
--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
         EXCLUDES CERTAIN SHARES*                                     / /

--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         0% (may be deemed to beneficially own all shares beneficially owned by each member of the group, or 25.7%)
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON*
         IN

--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

(9) Indicates anticipated source of funds to be used in transactions described in Item 4 of this Schedule.

                                  SCHEDULE 13D

CUSIP No. 14008M104
          ---------

--------------------------------------------------------------------------------
1        NAMES OF REPORTING PERSONS S.S. OR
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

         Philip E. Berney
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*            (a)/ /
                                                                      (b)/X/

--------------------------------------------------------------------------------
3        SEC USE ONLY


--------------------------------------------------------------------------------
4        SOURCE OF FUNDS*

         PF (10)
--------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
         PURSUANT TO ITEMS 2(d) or 2(e)                               / /

--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION

         United States of America
--------------------------------------------------------------------------------
                            7       SOLE VOTING POWER
NUMBER OF SHARES                                      0
  BENEFICIALLY            ------------------------------------------------------
   OWNED BY                 8       SHARED VOTING POWER
     EACH                                             0
   REPORTING              ------------------------------------------------------
    PERSON                  9       SOLE DISPOSITIVE POWER
     WITH                                             0
                          ------------------------------------------------------
                            10      SHARED DISPOSITIVE POWER
                                                      0
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         0 (may be deemed to beneficially own all shares beneficially owned by each member of the group, or 1,850,784 shares)
--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
         EXCLUDES CERTAIN SHARES*                                     / /

--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         0% (may be deemed to beneficially own all shares beneficially owned by each member of the group, or 25.7%)
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON*
         IN

--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

(10) Indicates anticipated source of funds to be used in the transaction described in Item 4 of this Schedule.

                                  SCHEDULE 13D

CUSIP No. 14008M104
          ---------

--------------------------------------------------------------------------------
1        NAMES OF REPORTING PERSONS S.S. OR
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

         Frank K. Bynum, Jr.
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*            (a)/ /
                                                                      (b)/X/

--------------------------------------------------------------------------------
3        SEC USE ONLY


--------------------------------------------------------------------------------
4        SOURCE OF FUNDS*

         PF (11)
--------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
         PURSUANT TO ITEMS 2(d) or 2(e)                               / /

--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION

         United States of America
--------------------------------------------------------------------------------
                            7       SOLE VOTING POWER
NUMBER OF SHARES                                     0
  BENEFICIALLY            ------------------------------------------------------
   OWNED BY                 8       SHARED VOTING POWER
     EACH                                            0
   REPORTING              ------------------------------------------------------
    PERSON                  9       SOLE DISPOSITIVE POWER
     WITH                                            0
                          ------------------------------------------------------
                            10      SHARED DISPOSITIVE POWER
                                                     0
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         0 (may be deemed to beneficially own all shares beneficially owned by each member of the group, or 1,850,784 shares)
--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
         EXCLUDES CERTAIN SHARES*                                     / /

--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         0% (may be deemed to beneficially own all shares beneficially owned by each member of the group, or 25.7%)
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON*
         IN

--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

(11) Indicates anticipated source of funds to be used in transactions described in Item 4 of this Schedule.

                                  SCHEDULE 13D

CUSIP No. 14008M104
          ---------

--------------------------------------------------------------------------------
1        NAMES OF REPORTING PERSONS S.S. OR
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

         James J. Connors II
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*            (a)/ /
                                                                      (b)/X/

--------------------------------------------------------------------------------
3        SEC USE ONLY


--------------------------------------------------------------------------------
4        SOURCE OF FUNDS*

         PF (12)
--------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
         PURSUANT TO ITEMS 2(d) or 2(e)                               / /

--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION

         United States of America
--------------------------------------------------------------------------------
                            7       SOLE VOTING POWER
NUMBER OF SHARES                                      0
  BENEFICIALLY            ------------------------------------------------------
   OWNED BY                 8       SHARED VOTING POWER
     EACH                                             0
   REPORTING              ------------------------------------------------------
    PERSON                  9       SOLE DISPOSITIVE POWER
     WITH                                             0
                          ------------------------------------------------------
                            10      SHARED DISPOSITIVE POWER
                                                      0
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         0 (may be deemed to beneficially own all shares beneficially owned by each member of the group, or 1,850,784 shares)
--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
         EXCLUDES CERTAIN SHARES*                                     / /

--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         0% (may be deemed to beneficially own all shares beneficially owned by each member of the group, or 25.7%)
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON*
         IN

--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

(12) Indicates anticipated source of funds to be used in transactions described in Item 4 of this Schedule.

                                  SCHEDULE 13D

CUSIP No. 14008M104
          ---------

--------------------------------------------------------------------------------
1        NAMES OF REPORTING PERSONS S.S. OR
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

         Michael B. Lazar
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*            (a)/ /
                                                                      (b)/X/

--------------------------------------------------------------------------------
3        SEC USE ONLY


--------------------------------------------------------------------------------
4        SOURCE OF FUNDS*

         PF (13)
--------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
         PURSUANT TO ITEMS 2(d) or 2(e)                               / /

--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION

         United States of America
--------------------------------------------------------------------------------
                            7       SOLE VOTING POWER
NUMBER OF SHARES                                       0
  BENEFICIALLY            ------------------------------------------------------
   OWNED BY                 8       SHARED VOTING POWER
     EACH                                              0
   REPORTING              ------------------------------------------------------
    PERSON                  9       SOLE DISPOSITIVE POWER
     WITH                                              0
                          ------------------------------------------------------
                            10      SHARED DISPOSITIVE POWER
                                                       0
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         0 (may be deemed to beneficially own all shares beneficially owned by each member of the group, or 1,850,784 shares)
--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
         EXCLUDES CERTAIN SHARES*                                     / /

--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         0% (may be deemed to beneficially own all shares beneficially owned by each member of the group, or 25.7%)
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON*
         IN

--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

(13) Indicates anticipated source of funds to be used in transactions described in Item 4 of this Schedule.

                                  SCHEDULE 13D

CUSIP No. 14008M104
          ---------

--------------------------------------------------------------------------------
1        NAMES OF REPORTING PERSONS S.S. OR
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

         Frank J. Loverro
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*            (a)/ /
                                                                      (b)/X/

--------------------------------------------------------------------------------
3        SEC USE ONLY


--------------------------------------------------------------------------------
4        SOURCE OF FUNDS*

         PF (14)
--------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
         PURSUANT TO ITEMS 2(d) or 2(e)                               / /

--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION

         United States of America
--------------------------------------------------------------------------------
                            7       SOLE VOTING POWER
NUMBER OF SHARES                                     0
  BENEFICIALLY            ------------------------------------------------------
   OWNED BY                 8       SHARED VOTING POWER
     EACH                                            0
   REPORTING              ------------------------------------------------------
    PERSON                  9       SOLE DISPOSITIVE POWER
     WITH                                            0
                          ------------------------------------------------------
                            10      SHARED DISPOSITIVE POWER
                                                     0
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         0 (may be deemed to beneficially own all shares beneficially owned by each member of the group, or 1,850,784 shares)
--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
         EXCLUDES CERTAIN SHARES*                                     / /

--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         0% (may be deemed to beneficially own all shares beneficially owned by each member of the group, or 25.7%)
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON*
         IN

--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

(14) Indicates anticipated source of funds to be used in transactions described in Item 4 of this Schedule.

                                  SCHEDULE 13D

CUSIP No. 14008M104
          ---------

--------------------------------------------------------------------------------
1        NAMES OF REPORTING PERSONS S.S. OR
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

         Howard A. Matlin
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*            (a)/ /
                                                                      (b)/X/

--------------------------------------------------------------------------------
3        SEC USE ONLY


--------------------------------------------------------------------------------
4        SOURCE OF FUNDS*

         PF (15)
--------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
         PURSUANT TO ITEMS 2(d) or 2(e)                               / /

--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION

         United States of America
--------------------------------------------------------------------------------
                            7      SOLE VOTING POWER
NUMBER OF SHARES                                      0
  BENEFICIALLY            ------------------------------------------------------
   OWNED BY                 8       SHARED VOTING POWER
     EACH                                             0
   REPORTING              ------------------------------------------------------
    PERSON                  9       SOLE DISPOSITIVE POWER
     WITH                                             0
                          ------------------------------------------------------
                            10      SHARED DISPOSITIVE POWER
                                                      0
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         0 (may be deemed to beneficially own all shares beneficially owned by each member of the group, or 1,850,784 shares)
--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
         EXCLUDES CERTAIN SHARES*                                     / /

--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         0% (may be deemed to beneficially own all shares beneficially owned by each member of the group, or 25.7%)
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON*
         IN

--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

(15) Indicates anticipated source of funds to be used in transactions described in Item 4 of this Schedule.

                                  SCHEDULE 13D

CUSIP No. 14008M104
          ---------

--------------------------------------------------------------------------------
1        NAMES OF REPORTING PERSONS S.S. OR
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

         Church M. Moore
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*            (a)/ /
                                                                      (b)/X/

--------------------------------------------------------------------------------
3        SEC USE ONLY

--------------------------------------------------------------------------------
4        SOURCE OF FUNDS*

         PF (16)
--------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
         PURSUANT TO ITEMS 2(d) or 2(e)                               / /

--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION

         United States of America
--------------------------------------------------------------------------------
                            7       SOLE VOTING POWER
NUMBER OF SHARES                                        0
  BENEFICIALLY            ------------------------------------------------------
   OWNED BY                 8       SHARED VOTING POWER
     EACH                                               0
   REPORTING              ------------------------------------------------------
    PERSON                  9       SOLE DISPOSITIVE POWER
     WITH                                               0
                          ------------------------------------------------------
                            10      SHARED DISPOSITIVE POWER
                                                        0
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         0 (may be deemed to beneficially own all shares beneficially owned by each member of the group, or 1,850,784 shares)
--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
         EXCLUDES CERTAIN SHARES*                                     / /

--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         0% (may be deemed to beneficially own all shares beneficially owned by each member of the group, or 25.7%)
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON*
         IN

--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

(16) Indicates source of funds to be used in transactions described in Item 4 of this Schedule.

                                  SCHEDULE 13D

CUSIP No. 14008M104
          ---------

--------------------------------------------------------------------------------
1        NAMES OF REPORTING PERSONS S.S. OR
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

         Frank T. Nickell
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*            (a)/ /
                                                                      (b)/X/

--------------------------------------------------------------------------------
3        SEC USE ONLY


--------------------------------------------------------------------------------
4        SOURCE OF FUNDS*

         PF (17)
--------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
         PURSUANT TO ITEMS 2(d) or 2(e)                               / /

--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION

         United States of America
--------------------------------------------------------------------------------
                            7      SOLE VOTING POWER
NUMBER OF SHARES                                      0
  BENEFICIALLY            ------------------------------------------------------
   OWNED BY                 8       SHARED VOTING POWER
     EACH                                             0
   REPORTING              ------------------------------------------------------
    PERSON                  9       SOLE DISPOSITIVE POWER
     WITH                                             0
                          ------------------------------------------------------
                            10      SHARED DISPOSITIVE POWER
                                                      0
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         0 (may be deemed to beneficially own all beneficially owned by each member of the group, or 1,850,784 shares)
--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
         EXCLUDES CERTAIN SHARES*                                     / /

--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         0% (may be deemed to beneficially own all shares beneficially owned by each member of the group, or 25.7%)
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON*
         IN

--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

(17) Indicates anticipated source of funds to be used in transactions described in Item 4 of this Schedule.

                                  SCHEDULE 13D

CUSIP No. 14008M104
          ---------

--------------------------------------------------------------------------------
1        NAMES OF REPORTING PERSONS S.S. OR
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

         Thomas R. Wall, IV
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*            (a)/ /
                                                                      (b)/X/

--------------------------------------------------------------------------------
3        SEC USE ONLY


--------------------------------------------------------------------------------
4        SOURCE OF FUNDS*

         PF (18)
--------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
         PURSUANT TO ITEMS 2(d) or 2(e)                               / /

--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION

         United States of America
--------------------------------------------------------------------------------
                            7       SOLE VOTING POWER
NUMBER OF SHARES                                      0
  BENEFICIALLY            ------------------------------------------------------
   OWNED BY                 8       SHARED VOTING POWER
     EACH                                             0
   REPORTING              ------------------------------------------------------
    PERSON                  9       SOLE DISPOSITIVE POWER
     WITH                                             0
                          ------------------------------------------------------
                            10      SHARED DISPOSITIVE POWER
                                                      0
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         0 (may be deemed to beneficially own all shares beneficially owned by each member of the group, or 1,850,784 shares)
--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
         EXCLUDES CERTAIN SHARES*                                     / /

--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         0% (may be deemed to beneficially own all shares beneficially owned by each member of the group, or 25.7%)
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON*
         IN

--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

(18) Indicates anticipated source of funds to be used in transactions described in Item 4 of this Schedule.

                                  SCHEDULE 13D

CUSIP No. 14008M104
          ---------

--------------------------------------------------------------------------------
1        NAMES OF REPORTING PERSONS S.S. OR
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

         3242757 Canada Inc.
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*            (a)/ /
                                                                      (b)/X/

--------------------------------------------------------------------------------
3        SEC USE ONLY


--------------------------------------------------------------------------------
4        SOURCE OF FUNDS*

         WC (19)
--------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
         PURSUANT TO ITEMS 2(d) or 2(e)                               / /

--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION

         Quebec, Canada
--------------------------------------------------------------------------------
                            7      SOLE VOTING POWER
NUMBER OF SHARES                                      0
  BENEFICIALLY            ------------------------------------------------------
   OWNED BY                 8       SHARED VOTING POWER
     EACH                                             0
   REPORTING              ------------------------------------------------------
    PERSON                  9       SOLE DISPOSITIVE POWER
     WITH                                             0
                          ------------------------------------------------------
                            10      SHARED DISPOSITIVE POWER
                                                      0
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         0 (may be deemed to beneficially own all shares beneficially owned by each member of the group, or 1,850,784 shares)
--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
         EXCLUDES CERTAIN SHARES*                                     / /

--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         0% (may be deemed to beneficially own all shares beneficially owned by each member of the group, or 25.7%)
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON*
         CO

--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

(19) Indicates anticipated source of funds to be used in transactions described in Item 4 of this Schedule.

                                  SCHEDULE 13D

CUSIP No. 14008M104
          ---------

--------------------------------------------------------------------------------
1        NAMES OF REPORTING PERSONS S.S. OR
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

         Argentum Capital Partners II, L.P.
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*            (a)/ /
                                                                      (b)/X/

--------------------------------------------------------------------------------
3        SEC USE ONLY


--------------------------------------------------------------------------------
4        SOURCE OF FUNDS*

         WC (20)
--------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
         PURSUANT TO ITEMS 2(d) or 2(e)                               / /

--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware
--------------------------------------------------------------------------------
                            7       SOLE VOTING POWER
NUMBER OF SHARES                                      0
  BENEFICIALLY            ------------------------------------------------------
   OWNED BY                 8       SHARED VOTING POWER
     EACH                                             0
   REPORTING              ------------------------------------------------------
    PERSON                  9       SOLE DISPOSITIVE POWER
     WITH                                             0
                          ------------------------------------------------------
                            10      SHARED DISPOSITIVE POWER
                                                      0
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         0 (may be deemed to beneficially own all shares beneficially owned by each member of the group, or 1,850,784 shares)
--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
         EXCLUDES CERTAIN SHARES*                                     / /

--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         0% (may be deemed to beneficially own all shares beneficially owned by each member of the group, or 25.7%)
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON*
         PN

--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

(20) Indicates anticipated source of funds to be used in transactions described in Item 4 of this Schedule.

                                  SCHEDULE 13D

CUSIP No. 14008M104
          ---------

--------------------------------------------------------------------------------
1        NAMES OF REPORTING PERSONS S.S. OR
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

         Michael J. Verrochi
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*            (a)/ /
                                                                      (b)/X/

--------------------------------------------------------------------------------
3        SEC USE ONLY

--------------------------------------------------------------------------------
4        SOURCE OF FUNDS*

         PF (21)
--------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
         PURSUANT TO ITEMS 2(d) or 2(e)                               / /

--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION

         United States of America
--------------------------------------------------------------------------------
                            7       SOLE VOTING POWER
NUMBER OF SHARES                                       0
  BENEFICIALLY            ------------------------------------------------------
   OWNED BY                 8       SHARED VOTING POWER
     EACH                                              0
   REPORTING              ------------------------------------------------------
    PERSON                  9       SOLE DISPOSITIVE POWER
     WITH                                              0
                          ------------------------------------------------------
                            10      SHARED DISPOSITIVE POWER
                                                       0
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         0 (may be deemed to beneficially own all shares beneficially owned by each member of the group, or 1,850,784 shares)
--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
         EXCLUDES CERTAIN SHARES*                                     / /

--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         0% (may be deemed to beneficially own all shares beneficially owned by each member of the group, or 25.7%)
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON*
         IN

--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

(21) Indicates anticipated source of funds to be used in transactions described in Item 4 of this Schedule.

                                  SCHEDULE 13D

CUSIP No. 14008M104
          ---------

--------------------------------------------------------------------------------
1        NAMES OF REPORTING PERSONS S.S. OR
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

         Francesco Galesi
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*            (a)/ /
                                                                      (b)/X/

--------------------------------------------------------------------------------
3        SEC USE ONLY

--------------------------------------------------------------------------------
4        SOURCE OF FUNDS*

         PF (22)
--------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
         PURSUANT TO ITEMS 2(d) or 2(e)                               / /

--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION

         United States of America
--------------------------------------------------------------------------------
                            7       SOLE VOTING POWER
NUMBER OF SHARES                                       0
  BENEFICIALLY            ------------------------------------------------------
   OWNED BY                 8       SHARED VOTING POWER
     EACH                                              0
   REPORTING              ------------------------------------------------------
    PERSON                  9       SOLE DISPOSITIVE POWER
     WITH                                              0
                          ------------------------------------------------------
                            10      SHARED DISPOSITIVE POWER
                                                       0
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         0 (may be deemed to beneficially own all shares beneficially owned by each member of the group, or 1,850,784 shares)
--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
         EXCLUDES CERTAIN SHARES*                                     / /

--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         0% (may be deemed to beneficially own all shares beneficially owned by each member of the group, or 25.7%)
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON*
         IN

--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

(22) Indicates anticipated source of funds to be used in transactions described in Item 4 of this Schedule.

                                  SCHEDULE 13D

CUSIP No. 14008M104
          ---------

--------------------------------------------------------------------------------
1        NAMES OF REPORTING PERSONS S.S. OR
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

         Robert F. Irwin, IV
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*            (a)/ /
                                                                      (b)/X/

--------------------------------------------------------------------------------
3        SEC USE ONLY


--------------------------------------------------------------------------------
4        SOURCE OF FUNDS*

         PF (23)
--------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
         PURSUANT TO ITEMS 2(d) or 2(e)                               / /

--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION

         United States of America
--------------------------------------------------------------------------------
                            7       SOLE VOTING POWER
NUMBER OF SHARES                                       0
  BENEFICIALLY            ------------------------------------------------------
   OWNED BY                 8       SHARED VOTING POWER
     EACH                                              0
   REPORTING              ------------------------------------------------------
    PERSON                  9       SOLE DISPOSITIVE POWER
     WITH                                              0
                          ------------------------------------------------------
                            10      SHARED DISPOSITIVE POWER
                                                       0
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         0 (may be deemed to beneficially own all shares beneficially owned by each member of the group, or 1,850,784 shares)
--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
         EXCLUDES CERTAIN SHARES*                                     / /
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         0% (may be deemed to beneficially own all beneficially owned by each member of the group, or 25.7%)
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON*
         IN

--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

(23) Indicates anticipated source of funds to be used in transactions described in Item 4 of this Schedule.

                                  SCHEDULE 13D

CUSIP No. 14008M104
          ---------

--------------------------------------------------------------------------------
1        NAMES OF REPORTING PERSONS S.S. OR
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

         John A. Pinto
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*            (a)/ /
                                                                      (b)/X/

--------------------------------------------------------------------------------
3        SEC USE ONLY


--------------------------------------------------------------------------------
4        SOURCE OF FUNDS*
         PF (24)

--------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
         PURSUANT TO ITEMS 2(d) or 2(e)                               / /

--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION

         United States of America
--------------------------------------------------------------------------------
                            7       SOLE VOTING POWER
NUMBER OF SHARES                                       0
  BENEFICIALLY            ------------------------------------------------------
   OWNED BY                 8       SHARED VOTING POWER
     EACH                                              0
   REPORTING              ------------------------------------------------------
    PERSON                  9       SOLE DISPOSITIVE POWER
     WITH                                              0
                          ------------------------------------------------------
                            10      SHARED DISPOSITIVE POWER
                                                       0
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         0 (may be deemed to beneficially own all shares beneficially owned by each member of the group, or 1,850,784 shares)
--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
         EXCLUDES CERTAIN SHARES*                                     / /

--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         0% (may be deemed to beneficially own all shares beneficially owned by each member of the group, or 25.7%)
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON*
         IN

--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

(24) Indicates anticipated source of funds to be used in transactions described in Item 4 of this Schedule.

                                  SCHEDULE 13D

CUSIP No. 14008M104
          ---------

--------------------------------------------------------------------------------
1        NAMES OF REPORTING PERSONS S.S. OR
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

         Paul Thompson III
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*            (a)/ /
                                                                      (b)/X/

--------------------------------------------------------------------------------
3        SEC USE ONLY


--------------------------------------------------------------------------------
4        SOURCE OF FUNDS*

         PF (25)
--------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
         PURSUANT TO ITEMS 2(d) or 2(e)                               / /

--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION

         United States of America
--------------------------------------------------------------------------------
                            7       SOLE VOTING POWER
NUMBER OF SHARES                                      0
  BENEFICIALLY            ------------------------------------------------------
   OWNED BY                 8       SHARED VOTING POWER
     EACH                                             0
   REPORTING              ------------------------------------------------------
    PERSON                  9       SOLE DISPOSITIVE POWER
     WITH                                             0
                          ------------------------------------------------------
                            10      SHARED DISPOSITIVE POWER
                                                      0
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         0 (may be deemed to beneficially own all shares beneficially owned by each member of the group, or 1,850,784 shares)
--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
         EXCLUDES CERTAIN SHARES*                                     / /

--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         0% (may be deemed to beneficially own all shares beneficially owned by each member of the group, or 25.7%)
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON*
         IN

--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

(25) Indicates anticipated source of funds to be used in transactions described in Item 4 of this Schedule.

                                  SCHEDULE 13D

CUSIP No. 14008M104
          ---------

--------------------------------------------------------------------------------
1        NAMES OF REPORTING PERSONS S.S. OR
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

         Thomas E. Durkin, III
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*            (a)/ /
                                                                      (b)/X/

--------------------------------------------------------------------------------
3        SEC USE ONLY


--------------------------------------------------------------------------------
4        SOURCE OF FUNDS*

         PF (26)
--------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
         PURSUANT TO ITEMS 2(d) or 2(e)                               / /

--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION

         United States of America
--------------------------------------------------------------------------------
                            7       SOLE VOTING POWER
NUMBER OF SHARES                                      0
  BENEFICIALLY            ------------------------------------------------------
   OWNED BY                 8       SHARED VOTING POWER
     EACH                                             0
   REPORTING              ------------------------------------------------------
    PERSON                  9       SOLE DISPOSITIVE POWER
     WITH                                             0
                          ------------------------------------------------------
                            10      SHARED DISPOSITIVE POWER
                                                      0
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         0 (may be deemed to beneficially own all shares beneficially owned by each member of the group, or 1,850,784 shares)
--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
         EXCLUDES CERTAIN SHARES*                                     / /
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         0% (may be deemed to beneficially own all shares beneficially owned by each member of the group, or 25.7%)
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON*
         IN

--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

(26) Indicates anticipated source of funds to be used in transactions described in Item 4 of this Schedule.

                                  SCHEDULE 13D

CUSIP No. 14008M104
          ---------

--------------------------------------------------------------------------------
1        NAMES OF REPORTING PERSONS S.S. OR
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

         Gene A. Meredith
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*            (a)/ /
                                                                      (b)/X/
--------------------------------------------------------------------------------
3        SEC USE ONLY


--------------------------------------------------------------------------------
4        SOURCE OF FUNDS*

         PF (27)
--------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
         PURSUANT TO ITEMS 2(d) or 2(e)                               / /

--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION

         United States of America
--------------------------------------------------------------------------------
                            7       SOLE VOTING POWER
NUMBER OF SHARES                                        0
  BENEFICIALLY            ------------------------------------------------------
   OWNED BY                 8       SHARED VOTING POWER
     EACH                                               0
   REPORTING              ------------------------------------------------------
    PERSON                  9       SOLE DISPOSITIVE POWER
     WITH                                               0
                          ------------------------------------------------------
                            10      SHARED DISPOSITIVE POWER
                                                        0
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         0 (may be deemed to beneficially own all shares beneficially owned by each member of the group, or 1,850,784 shares)
--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
         EXCLUDES CERTAIN SHARES*                                     / /

--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         0% (may be deemed to beneficially own all shares beneficially owned by each member of the group, or 25.7%)
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON*
         IN

--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

(27) Indicates anticipated source of funds to be used in transactions described in Item 4 of this Schedule.

                                  SCHEDULE 13D

CUSIP No. 14008M104
          ---------

--------------------------------------------------------------------------------
1        NAMES OF REPORTING PERSONS S.S. OR
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

         Richard A. Hansen
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*            (a)/ /
                                                                      (b)/X/

--------------------------------------------------------------------------------
3        SEC USE ONLY


--------------------------------------------------------------------------------
4        SOURCE OF FUNDS*

         PF (28)
--------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
         PURSUANT TO ITEMS 2(d) or 2(e)                               / /

--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION

         United States of America
--------------------------------------------------------------------------------
                            7       SOLE VOTING POWER
NUMBER OF SHARES                                      0
  BENEFICIALLY            ------------------------------------------------------
   OWNED BY                 8       SHARED VOTING POWER
     EACH                                             0
   REPORTING              ------------------------------------------------------
    PERSON                  9       SOLE DISPOSITIVE POWER
     WITH                                             0
                          ------------------------------------------------------
                            10      SHARED DISPOSITIVE POWER
                                                      0
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         0 (may be deemed to beneficially own all shares beneficially owned by each member of the group, or 1,850,784 shares)
--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
         EXCLUDES CERTAIN SHARES*                                     / /

--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         0% (may be deemed to beneficially own all shares beneficially owned by each member of the group, or 25.7%)
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON*
         IN

--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

(28) Indicates anticipated source of funds to be used in transactions described in Item 4 of this Schedule.

                                  SCHEDULE 13D

CUSIP No. 14008M104
          ---------

--------------------------------------------------------------------------------
1        NAMES OF REPORTING PERSONS S.S. OR
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

         Robert E. Cawthorn
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*            (a)/ /
                                                                      (b)/X/

--------------------------------------------------------------------------------
3        SEC USE ONLY


--------------------------------------------------------------------------------
4        SOURCE OF FUNDS*

         PF (29)
--------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
         PURSUANT TO ITEMS 2(d) or 2(e)                               / /

--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION

         United Kingdom
--------------------------------------------------------------------------------
                            7       SOLE VOTING POWER
NUMBER OF SHARES                                       0
  BENEFICIALLY            ------------------------------------------------------
   OWNED BY                 8       SHARED VOTING POWER
     EACH                                              0
   REPORTING              ------------------------------------------------------
    PERSON                  9       SOLE DISPOSITIVE POWER
     WITH                                              0
                          ------------------------------------------------------
                            10      SHARED DISPOSITIVE POWER
                                                       0
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         0 (may be deemed to beneficially own all shares beneficially owned by each member of the group, or 1,850,784 shares)
--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
         EXCLUDES CERTAIN SHARES*                                     / /

--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         0% (may be deemed to beneficially own all shares beneficially owned by each member of the group, or 25.7%)
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON*
         IN

--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

(29) Indicates anticipated source of funds to be used in transactions described in Item 4 of this Schedule.

                                  SCHEDULE 13D

CUSIP No. 14008M104
          ---------

--------------------------------------------------------------------------------
1        NAMES OF REPORTING PERSONS S.S. OR
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

         Peter J. Roselle
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*            (a)/ /
                                                                      (b)/X/

--------------------------------------------------------------------------------
3        SEC USE ONLY


--------------------------------------------------------------------------------
4        SOURCE OF FUNDS*

         PF (30)
--------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
         PURSUANT TO ITEMS 2(d) or 2(e)                               / /

--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION

         United States of America
--------------------------------------------------------------------------------
                            7       SOLE VOTING POWER
NUMBER OF SHARES                                       0
  BENEFICIALLY            ------------------------------------------------------
   OWNED BY                 8       SHARED VOTING POWER
     EACH                                              0
   REPORTING              ------------------------------------------------------
    PERSON                  9       SOLE DISPOSITIVE POWER
     WITH                                              0
                          ------------------------------------------------------
                            10      SHARED DISPOSITIVE POWER
                                                       0
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         0 (may be deemed to beneficially own all shares beneficially owned by each member of the group, or 1,850,784 shares)
--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
         EXCLUDES CERTAIN SHARES*                                     / /

--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         0% (may be deemed to beneficially own all shares beneficially owned by each member of the group, or 25.7%)
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON*
         IN

--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

(30) Indicates anticipated source of funds to be used in transactions described in Item 4 of this Schedule.

                                  SCHEDULE 13D

CUSIP No. 14008M104
          ---------

--------------------------------------------------------------------------------
1        NAMES OF REPORTING PERSONS S.S. OR
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

         David J. Feals
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*            (a)/ /
                                                                      (b)/X/

--------------------------------------------------------------------------------
3        SEC USE ONLY


--------------------------------------------------------------------------------
4        SOURCE OF FUNDS*

         PF (31)
--------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
         PURSUANT TO ITEMS 2(d) or 2(e)                               / /

--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION

         United States of America
--------------------------------------------------------------------------------
                            7       SOLE VOTING POWER
NUMBER OF SHARES                                         0
  BENEFICIALLY            ------------------------------------------------------
   OWNED BY                 8       SHARED VOTING POWER
     EACH                                                0
   REPORTING              ------------------------------------------------------
    PERSON                  9       SOLE DISPOSITIVE POWER
     WITH                                                0
                          ------------------------------------------------------
                            10      SHARED DISPOSITIVE POWER
                                                         0
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         0 (may be deemed to beneficially own all shares beneficially owned by each member of the group, or 1,850,784 shares)
--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
         EXCLUDES CERTAIN SHARES*                                     / /

--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         0% (may be deemed to beneficially own all shares beneficially owned by each member of the group, or 25.7%)
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON*
         IN

--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

(31) Indicates anticipated source of funds to be used in transactions described in Item 4 of this Schedule.

ITEM I - SECURITY AND ISSUER

         The class of security to which this statement relates is the common stock (the "Common Stock") of Capital Environmental Resource Inc., a corporation organized under the laws of the province of Ontario, Canada (the "Company") whose principal executive office is located at 1005 Skyview Drive, Burlington, ON L7P 5131 Canada.

ITEM II - IDENTITY AND BACKGROUND

(a) This statement is being filed jointly pursuant to Rule 13d-1(f)(1) under the Securities Exchange Act of 1934, as amended, on behalf of David Sutherland-Yoest, Sherry Sutherland-Yoest, Christina Sutherland-Yoest, Michael
G. DeGroote, Don A. Sanders, Environmental Opportunities Fund II, L.P., Environmental Opportunities Fund II (Institutional), L.P., GWD Management Inc., George E. Matelich, Philip E. Berney, Frank K. Bynum, Jr., James J. Connors II, Michael B. Lazar, Frank J. Loverro, Howard A. Matlin, Church M. Moore, Frank T. Nickell, Thomas R. Wall, IV, 3242757 Canada Inc., Argentum Capital Partners II, L.P., Michael J. Verrochi, Francesco Galesi, Robert F. Irwin, IV, John A. Pinto, Paul Thompson III, Thomas E. Durkin, III, Gene A. Meredith, Richard A. Hansen, Robert E. Cawthorn, Peter J. Roselle and David J. Feals (each individually, a "Reporting Person" and collectively, the "Reporting Persons")

         As more fully described in Item 4 hereof, the Reporting Persons have entered into a Subscription Agreement with the Company pursuant to which the Reporting Persons have agreed to purchase an aggregate of 16,500,000 shares of the Common Stock (the "Subscription Agreement"). As a result of their entering into the Subscription Agreement, the Reporting Persons may be deemed to constitute a group for the purposes of Rule 13d-5 under the Act. Each Reporting Person expressly declares that the filing of this statement shall not be construed as an admission by the Reporting Person that he, she or it has formed any such group.

(b) Information with respect to each Reporting Person is provided below:

--------------------------------- ------------------------------------- ------------------------------------- ----------------------
NAME OF REPORTING PERSON          RESIDENCE OR BUSINESS ADDRESS         PRESENT PRINCIPAL OCCUPATION OR       CITIZENSHIP
                                                                        EMPLOYMENT AND THE NAME, PRINCIPAL    OR PLACE OF
                                                                        BUSINESS AND ADDRESS OF               ORGANIZATION
                                                                        ORGANIZATION IN WHICH SUCH
                                                                        EMPLOYMENT IS CONDUCTED (IF
                                                                        APPLICABLE)
--------------------------------- ------------------------------------- ------------------------------------- ----------------------
David Sutherland-Yoest            150 Randall Street                    Chairman & CEO                        U.S.A.
                                  Suite 103                             H2O Technologies, a water
                                  Oakville, Ontario                     purification company,
                                  Canada L6J 1P4                        150 Randall Street
                                                                        Suite 103
                                                                        Oakville, Ontario
                                                                        Canada  L6J 1P4
--------------------------------- ------------------------------------- ------------------------------------- ----------------------
Sherry Sutherland-Yoest           c/o David Sutherland-Yoest            Private Investor                      Canada
                                  150 Randall Street
                                  Suite 103
                                  Oakville, Ontario
                                  Canada L6J 1P4
--------------------------------- ------------------------------------- ------------------------------------- ----------------------
Christina Sutherland-Yoest        c/o David Sutherland-Yoest            Private Investor                      Canada
                                  150 Randall Street
                                  Suite 103
                                  Oakville, Ontario
                                  Canada L6J 1P4
--------------------------------- ------------------------------------- ------------------------------------- ----------------------
Michael G. DeGroote               Victoria Hall, 3rd Floor              Private Investor                      Canada
                                  11 Victoria Street                    Westbury Bermuda Limited, a private
                                  Hamilton HMEX                         investment management company,
                                  Bermuda                               Victoria Hall
                                                                        3rd Floor
                                                                        11 Victoria Street
                                                                        Hamilton HMEX
                                                                        Bermuda
--------------------------------- ------------------------------------- ------------------------------------- ----------------------
Richard A. Hansen                 1064 Mt. Pleasant Road                Investment Banker,                    U.S.A.
                                  Bryn Mawr, PA  19010                  Investec PMG Capital, an investment
                                                                        banking company,
                                                                        Four Falls Corp Center
                                                                        West Conshohocken, PA
                                                                        19428
--------------------------------- ------------------------------------- ------------------------------------- ----------------------
Don A. Sanders                    3100 Chase Tower                      Chairman of the Executive Committee   U.S.A.
                                  Houston, TX  77002                    Sanders Morris Harris Inc., an
                                                                        investment banking company,
                                                                        3100 Chase Tower
                                                                        Houston, TX  77002
--------------------------------- ------------------------------------- ------------------------------------- ----------------------

--------------------------------- ------------------------------------- ------------------------------------- ----------------------
George E. Matelich                c/o Kelso & Company                   Managing Director, Kelso & Company,   U.S.A.
                                  320 Park Avenue                       a private equity investment firm,
                                  24th Floor                            320 Park Avenue
                                  New York, NY  10022                   24th Floor
                                                                        New York, NY  10022
--------------------------------- ------------------------------------- ------------------------------------- ----------------------
Philip E. Berney                  c/o Kelso & Company                   Managing Director, Kelso & Company,   U.S.A.
                                  320 Park Avenue                       a private equity investment firm,
                                  24th Floor                            320 Park Avenue
                                  New York, NY  10022                   24th Floor
                                                                        New York, NY  10022
--------------------------------- ------------------------------------- ------------------------------------- ----------------------
Frank K. Bynum, Jr.               c/o Kelso & Company                   Managing Director, Kelso & Company,   U.S.A.
                                  320 Park Avenue                       a private equity investment firm,
                                  24th Floor                            320 Park Avenue
                                  New York, NY  10022                   24th Floor
                                                                        New York, NY  10022
--------------------------------- ------------------------------------- ------------------------------------- ----------------------
James J. Connors II               c/o Kelso & Company                   Vice President & General Counsel,     U.S.A.
                                  320 Park Avenue                       Kelso & Company, a private equity
                                  24th Floor                            investment firm,
                                  New York, NY  10022                   320 Park Avenue
                                                                        24th Floor
                                                                        New York, NY  10022
--------------------------------- ------------------------------------- ------------------------------------- ----------------------
Michael B. Lazar                  c/o Kelso & Company                   Vice President, Kelso & Company, a    U.S.A.
                                  320 Park Avenue                       private equity investment firm,
                                  24th Floor                            320 Park Avenue
                                  New York, NY  10022                   24th Floor
                                                                        New York, NY  10022
--------------------------------- ------------------------------------- ------------------------------------- ----------------------
Frank J. Loverro                  c/o Kelso & Company                   Vice President, Kelso & Company, a    U.S.A.
                                  320 Park Avenue                       private equity investment firm,
                                  24th Floor                            320 Park Avenue
                                  New York, NY  10022                   24th Floor
                                                                        New York, NY  10022
--------------------------------- ------------------------------------- ------------------------------------- ----------------------
Howard A. Matlin                  c/o Kelso & Company                   Vice President & Chief Financial      U.S.A.
                                  320 Park Avenue                       Officer, Kelso & Company, a private
                                  24th Floor                            equity investment firm,
                                  New York, NY  10022                   320 Park Avenue
                                                                        24th Floor
                                                                        New York, NY  10022
--------------------------------- ------------------------------------- ------------------------------------- ----------------------

--------------------------------- ------------------------------------- ------------------------------------- ----------------------
Church M. Moore                   c/o Kelso & Company                   Associate, Kelso & Company, a         U.S.A.
                                  320 Park Avenue                       private equity investment firm,
                                  24th Floor                            320 Park Avenue
                                  New York, NY  10022                   24th Floor
                                                                        New York, NY  10022
--------------------------------- ------------------------------------- ------------------------------------- ----------------------
Frank T. Nickell                  c/o Kelso & Company                   President and Chief Executive         U.S.A.
                                  320 Park Avenue                       Officer, Kelso & Company, a private
                                  24th Floor                            equity investment firm,
                                  New York, NY  10022                   320 Park Avenue
                                                                        24th Floor
                                                                        New York, NY  10022
--------------------------------- ------------------------------------- ------------------------------------- ----------------------
Thomas R. Wall, IV                c/o Kelso & Company                   Managing Director, Kelso & Company,   U.S.A.
                                  320 Park Avenue                       a private equity investment firm,
                                  24th Floor                            320 Park Avenue
                                  New York, NY  10022                   24th Floor
                                                                        New York, NY  10022
--------------------------------- ------------------------------------- ------------------------------------- ----------------------
Michael J. Verrochi               80L Washington Square                 Treasurer, VRT Corp., a real estate   U.S.A.
                                  Norwell, MA  020601                   development corporation,
                                                                        80L Washington Square
                                                                        Norwell, MA  020601
--------------------------------- ------------------------------------- ------------------------------------- ----------------------
Francesco Galesi                  435 East 52nd Street                  Chairman, Galesi Group, a real        U.S.A.
                                  Apt. 22C                              estate management and
                                  New York, NY  10022                   telecommunications firm
                                                                        435 E. 52nd Street
                                                                        New York, NY  10022
--------------------------------- ------------------------------------- ------------------------------------- ----------------------
Robert F. Irwin, IV               Idyll Acres Farm                      Vice Chairman, H2O Technologies, a    U.S.A.
                                  330 Tom Brown Road                    water purification company,
                                  Moorestown, NJ  08057                 150 Randall Street
                                                                        Suite 103
                                                                        Oakville, Ontario
                                                                        Canada  L6J 1P4
--------------------------------- ------------------------------------- ------------------------------------- ----------------------
John A. Pinto                     802 South Avenue                      Private Investor                      U.S.A.
                                  Westfield, NJ  07090
--------------------------------- ------------------------------------- ------------------------------------- ----------------------
Paul Thompson III                 277 Park Avenue                       Managing Director, Credit Suisse      U.S.A.
                                  37th Floor                            First Boston, an investment banking
                                  New York, NY 10172                    firm
                                                                        277 Park Avenue
                                                                        37th Floor
                                                                        New York, NY  10172
--------------------------------- ------------------------------------- ------------------------------------- ----------------------

--------------------------------- ------------------------------------- ------------------------------------- ----------------------
Thomas E. Durkin, III             1120 Bloomfield, Avenue               Attorney                              U.S.A.
                                  P.O. Box 1289                         Durkin & Durkin, a law firm
                                  West Caldwell, NJ  07007-1289         1120 Bloomfield Avenue
                                                                        West Caldwell, NJ 07007-1289
--------------------------------- ------------------------------------- ------------------------------------- ----------------------
Gene A. Meredith                  110 Frederick Street                  Private Investor                      U.S.A.
                                  Santa Cruz, CA  95062
--------------------------------- ------------------------------------- ------------------------------------- ----------------------
Robert E. Cawthorn                Innistree                             Private Investor                      U.K.
                                  36 South Road
                                  Warwick  WK02
                                  Bermuda
--------------------------------- ------------------------------------- ------------------------------------- ----------------------
Peter J. Roselle                  48 Aspen Drive                        Private Investor                      U.S.A.
                                  Livingston, NJ  07039
--------------------------------- ------------------------------------- ------------------------------------- ----------------------
David J. Feals                    236 Gosport Road                      Chief Financial Officer,              U.S.A.
                                  Portsmouth, NH 03801                  H2O Technologies, a water
                                                                        purification company,
                                                                        150 Randall Street
                                                                        Suite 103
                                                                        Oakville, Ontario
                                                                        Canada L6J 1P4
--------------------------------- ------------------------------------- ------------------------------------- ----------------------


ENVIRONMENTAL OPPORTUNITIES FUND II, L.P. AND ENVIRONMENTAL OPPORTUNITIES FUND II (INSTITUTIONAL) L.P.
-------------------------------------------------------------------------

         Each of Environmental Opportunities Fund II, L.P. ("EOF II") and Environmental Opportunities Fund II (Institutional), L.P. ("EOF (Institutional)") is a Delaware limited partnership with its principal business and principal office located at 600 Travis, Suite 3100, Houston, TX 77002. The principal business of each of EOF II and EOF II (Institutional) is making investments in the securities of other entitites. The general partner of each of EOF II and EOF II (Institutional) is Fund II Mgt. Co., LLC, a Delaware limited liability company ("EOF II GP"). The principal business of EOF II GP is to act as general partner of EOF II and EOF II (Institutional). The address of EOF II GP's principal office is 600 Travis, Suite 3100, Houston, Texas 77002. The disposition of investments owned by EOF II and EOF II (Institutional) is determined by the investment committee of EOF II GP. Below is information concerning the members of EOF II GP's investment committee (the "EOF II GP Investment Committee Members") required to be disclosed in response to Item 2 and General Instruction C to Schedule 13D. Such persons may be deemed, but are not conceded to be, controlling persons of EOF II, GP.

                                                     PRESENT PRINCIPAL OCCUPATION OR
NAME                                                 EMPLOYMENT; BUSINESS ADDRESS
----                                                 ----------------------------
Kenneth Ch'uan-K'ai Leung                            Managing Director of Sanders
                                                     Morris Harris Inc., his business
                                                     address is 126 East 56th Street,
                                                     24th Floor, New York, New York 10022.
Bruce R. McMaken                                     Senior Vice President, Investment
                                                     Banking of Sanders Morris Harris
                                                     Inc.
Bruce Cummings                                       Managing Member of Elben, LLC,
                                                     a consulting company, his business
                                                     address is 126 East 56th Street,
                                                     24th Floor, New York, New York 10022.



         Each such person is a citizen of the United States and unless otherwise indicated above, the business address of each such person is 600 Travis, Suite 3100, Houston, Texas 77002.

         Sanders Morris Harris Inc. ("SMH") is a Texas corporation and the controlling member of EOF II GP. SMH is an investment banking firm. The address of both its principal office and principal business is 600 Travis, Suite 3100, Houston, Texas 77002. Below is information concerning the executive officers and directors of SMH (the "SMH Directors and Officers") required to be disclosed in response to Item 2 and General Instruction C to Schedule 13D. Such executive officers and directors may be deemed, but are not conceded to be, controlling persons of SMH. SMH is a wholly-owned subsidiary of Sanders Morris Harris Group, Inc. ("SMH Group"). SMH is a registered broker/dealer.


                             PRESENT PRINCIPAL OCCUPATION OR
NAME                         EMPLOYMENT; BUSINESS ADDRESS
----                         --------------------------------
Don A. Sanders             Chairman of the Executive Committee and
                           Director
Ben T. Morris              President, Chief Executive Officer, and
                           Director
George L. Ball             Chairman of the Board
Titus H. Harris, Jr.       Director and Executive Vice President
Richard C. Webb            Director and Executive Vice President
Anthony J. Barton          Director and Executive Vice President
Robert E. Garrison II      Director, Chairman and CEO of SMH Group
Stephen M. Reckling        Director, Chairman and CEO of
                           Pinnacle Management & Trust Co.
Peter M. Badger            Director and President of Fixed Income Division
R. Larry Kinney            Director and Director of Trading Activities
Richard D. Grimes          Executive Vice President
Howard Y. Wong             Chief Financial Officer and Treasurer
Sandy Williams             Secretary


         Each such person is a citizen of the United States and unless otherwise indicated above, the business address of each such person is 600 Travis, Suite 3100, Houston, Texas 77002.

         SMH Group is a Texas corporation and the parent of SMH. SMH Group is a financial services holding company. The address of its principal office and principal business is 5599 San Felipe, Suite 301, Houston, Texas 77056. Below is information concerning the executive officers and directors of SMH Group (the "SMH Group Directors and Officers") required to be disclosed in response to Item 2 and General Instruction C to Schedule 13D. Such officers and directors may be deemed, but are not conceded to be, controlling persons of SMH Group. No corporation or other person is or may be deemed to be ultimately in control of SMH Group.


                                    PRESENT PRINCIPAL OCCUPATION OR
NAME                                EMPLOYMENT; BUSINESS ADDRESS
----                                -------------------------------
Robert E. Garrison II               President and Chief Executive
                                    Officer
Donald R. Campbell                  Vice Chairman
Titus H. Harris, Jr.                Chairman of the Board
Don A. Sanders                      Director, Chairman of the
                                    Executive Committee of SMH
Ben T. Morris                       Director, President and CEO of SMH
George L. Ball                      Director and Chairman of the Board
                                    of SMH
Peter W. Badger                     Director and President of Fixed
                                    Income Division
Stephen M. Reckling                 Director, Chairman and CEO of
                                    Pinnacle Management & Trust Co.
Richard C. Webb                     Director, Executive Vice President
                                    of SMH
W. Blair Waltrip                    Director, private investor
John H. Styles                      Director, private investor


         Each such person is a citizen of the United States and the business address of each such person is 5599 San Felipe, Suite 301, Houston, Texas 77056.

GWD MANAGEMENT INC.

         GWD Management Inc. is a corporation incorporated under the laws of the province of Ontario, Canada with its principal business and principal office located at 1455 Lakeshore Road, Suite 201N, Burlington, Ontario Canada L7S 2J1. The principal business of GWD Management Inc. is investing and investment management.

         The sole stockholder, executive officer and director of GWD Management Inc. is Gary W. DeGroote, a Canadian citizen whose address is 1455 Lakeshore Road, Suite 201N, Burlington, Ontario, Canada L75 2J1. Gary DeGroote is the President and Secretary of GWD Management Inc.

3242757 CANADA INC.

         3242757 Canada Inc. is a corporation incorporated under the laws of the province of Quebec, Canada with its principal business and principal office located at 85 St. Paul Street West, Montreal, Quebec, Canada H2Y 3V4. The principal business of 3242757 Canada Inc. is investment and investment management.

         The controlling stockholder, sole officer and sole director of 3242757 Canada Inc. is Lucien Remillard, a Canadian citizen whose address is 85 St. Paul Street West, Montreal, Quebec, Canada H2Y 3V4. Mr. Remillard, is the President of 3242757 Canada Inc. and the President of Placements St. Mathieu Inc., an investment management firm, which is located at 85 St. Paul Street West, Montreal, Quebec Canada H2Y 3V4.

ARGENTUM CAPITAL PARTNERS II, L.P

         Argentum Capital Partners II, L.P. is a Delaware limited partnership with its principal business and principal office located at 60 Madison Avenue, Suite 710, 7th Floor, New York, New York 10010. The principal business of Argentum Capital Partners is venture capital and private equity investment.

         The general partner of Argentum Capital Partners II, L.P. is Argentum Capital Partners II, LLC, a Delaware limited liability company ("AP II"). Argentum Investments, LLC, a

Delaware limited liability company ("AI"), is the managing member of AP II. Each of Walter H. Barandiaran ("Barandiaran") and Daniel Raynor ("Raynor") is a managing member of AI. Barandiaran is a citizen of Peru. Raynor is a United States citizen.

         Each of AP II, AI, Barandiaran and Raynor maintain their principal offices at 60 Madison Avenue, Suite 710, 7th Floor, New York, NY 10010. The principal business of each of AP II, AI, Barandiaran and Raynor is venture capital and private equity investment.

         EOF II GP, the EOF II GP Investment Committee Members, SMH, the SMH Directors and Officers, SMH Group, the SMH Group Directors and Officers, Gary DeGroote, Lucien Remillard, AP II, AI, Barandiaran and Raynor are collectively referred to herein as the "Related Parties".

(c) During the last five years, none of the Reporting Persons and, to the best of the Reporting Persons' knowledge, none of the Related Parties has been convicted in a criminal proceeding (excluding traffic violations and similar misdemeanors).

(d) During the last five years, none of the Reporting Persons and, to the best of the Reporting Persons' knowledge, none of the Related Parties has been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction as a result of which such Reporting Person or Related Party is subject to a judgment, decree, or final order enjoining future violations of, or prohibiting or mandating activities subject to federal or state securities laws or finding a violation with respect to such laws.

ITEM III - SOURCE AND AMOUNT OF FUNDS

The funds used by Don A. Sanders to purchase the Common Stock owned by him were personal funds. The source of funds used by each of EOF II and EOF II (Institutional) to purchase the Common Stock owned by them was the working capital of the relevant entity. No funds were involved in the formation of the group by the Reporting Persons.

It is anticipated that the source of funds for the purchase of Common Stock under the Subscription Agreement described in Item 4, will be as follows:
(i) for all Reporting Persons other than EOF II, EOF II (Institutional), GWD Management Inc., 3242757 Canada Inc. and Argentum Capital Partners II, L.P., the source of funds is anticipated to be personal funds; and (ii) for EOF II, EOF II (Institutional), GWD Management Inc., 3242757 Canada Inc., and Argentum Capital Partners II, L.P., the source of funds is anticipated to be such Reporting Persons' respective working capital. The Reporting Persons reserve the right to change the source of funds they will use to purchase Common Stock pursuant to the Subscription Agreement.

ITEM IV - PURPOSE OF THE TRANSACTION

On July 27, 2001, the Reporting Persons and the Company entered into the Subscription Agreement, pursuant to which the Reporting Persons agreed to purchase an aggregate of 16,500,000 shares of the Company's Common Stock for an aggregate purchase price of $33,000,000. Upon the closing of the transactions contemplated by the Subscription Agreement, the current members of the Company's Board of Directors will resign and the Board of Directors will consist of David Sutherland-Yoest, Gary W. DeGroote, Don A. Sanders and a minimum of two individuals designated by such persons. This transaction is subject to a number of closing conditions, including approval by the Company's shareholders and amendments to the Company's credit facilities entered into on July 27, 2001 becoming effective.

         Certain Reporting Persons have entered into, or will enter into upon the closing of the transactions contemplated by the Subscription Agreement, lock-up agreements with the Company. The lock-up agreement prohibits the Reporting Person from selling, transferring, pledging or otherwise disposing of Common Stock owned by the Reporting Person as of the date of the agreement and Common Stock acquired by the Reporting Person pursuant to the Subscription Agreement until the earlier of May 31, 2002 and the payment in full by the Company of all of its obligations under its credit facilities.

         Following the closing of the transaction, there will be no agreements among the Reporting Persons to acquire, dispose of, hold or vote any securities of the Company.

         Other than the matters set forth above, no Reporting Person has any present plans or proposals which relate to, or would result in the occurrence of, any of the transactions or events set forth in subparagraphs (a)-(j) of Item 4 of Schedule 13D.

ITEM V - INTEREST IN SECURITIES OF THE ISSUER

DON A. SANDERS

         Don A. Sanders ("Sanders") directly owns 82,700 shares of Common Stock (the "Sanders Shares") and has the shared power to dispose of or direct the disposition of 843,301 shares of Common Stock (the "Client Shares") of certain of Sanders' clients ("the Clients") from whom Sanders has been granted the right to dispose of or direct the disposition of the Client Shares. The Client Shares together with the Sanders Shares represent an aggregate of 926,001 shares, or 12.9% of the Common Stock. Sanders has the sole power to vote or to direct the vote, and to dispose of or direct the disposition of the Sanders Shares and the shared power to dispose of or direct the disposition of the Client Shares. Sanders has had no transactions in Common Stock in the last sixty (60) days. Sanders has the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of 926,001 shares of Common Stock, while the applicable Client has the right to receive or the power to direct the receipt of dividends from or the proceeds from the sale of the applicable Client Shares.

ENVIRONMENTAL OPPORTUNITIES FUND II, L.P. AND ENVIRONMENTAL OPPORTUNITIES FUND II (INSTITUTIONAL), L.P.
-------------------------------------------------------------------------

         EOF II directly owns 202,340 shares of Common Stock, or 2.8% of the outstanding Common Stock. EOF II (Institutional) directly owns 722,443 shares of Common Stock, or 10.0% of the outstanding Common Stock. Each of EOF II and EOF II (Institutional) have sole voting and dispositive power over the respective shares owned by them.

         EOF II GP may be deemed to be the beneficial owner of the 924,783 shares of Common Stock owned by EOF II and EOF II (Institutional), representing 12.9% of the outstanding Common Stock. EOF II GP has sole voting and dispositive power over such shares.

          SMH may be deemed to be the beneficial owner of 1,557,589 shares of Common Stock owned by EOF II, EOF II (Institutional), Environmental Opportunities Fund, L.P. and Environmental Opportunities Fund (Cayman), L.P., representing 21.6% of the outstanding Common Stock. Due to SMH's relationship with the entities listed above, SMH may be deemed to indirectly share the power to vote or to direct the vote and to indirectly share the power to dispose of or direct the disposition of the shares of Common Stock beneficially owned by such entities.

         None of EOF II, EOF II (Institutional), and EOF II GP has shared voting or dispositive power with respect to any shares of Common Stock. None of EOF II, EOF II (Institutional), EOF II GP and SMH has had any transactions in the Common Stock in the past sixty (60) days.

OTHER REPORTING PERSONS

         Except stated above, none of the Reporting Persons or, to the best of the Reporting Persons' knowledge, none of the Related Parties are beneficial owners of Common Stock. However, the Reporting Persons may be deemed a group within the meaning of Rule 13d-5 under the Act and, therefore, each Reporting Person may be deemed to be the beneficial owner, within the meaning of Rule 13d-3 under the Act, of all of the shares of Commons Stock beneficially owned by each member of such group, or an aggregate of 1,850,784 shares of Common Stock, representing approximately 25.7% of the total outstanding shares of Common Stock.

ITEM VI - CONTRACTS, ARRANGEMENTS, UNDERSTANDINGS OR RELATIONSHIPS WIH RESPECT TO SECURITIES OF AN ISSUER

Upon the closing of the transactions contemplated by the Subscription Agreement, the Reporting Persons will enter into a Registration Rights Agreement with the Company providing the Reporting Persons with certain demand and piggy-back registration rights with respect to shares of Common Stock purchased under the Subscription Agreement.

Except to the extent described in Item 4 or as set forth above, no Reporting Person or, to the best of the Reporting Persons' knowledge, no Related Party has any contracts, arrangements, understandings or relationships (legal or otherwise) with any person with respect to securities issued by the Company.

ITEM VII - MATERIAL TO BE FILED AS EXHIBITS


Exhibit           Description
-------           -----------
1.                Joint Filing Agreement, dated as of August 6, 2001, among the Reporting Persons.

2.                Powers of Attorney executed by the Reporting Persons

3.                Subscription Agreement, dated July 27, 2001, by and among the Company and the
                  Reporting Persons.

4.                Form of Lock-Up Agreement between Company and certain Reporting Persons.


         After reasonable inquiry, and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                    SIGNATURE


                                    David Sutherland-Yoest
                                    /s/ BRUCE R. MCMAKEN
                                    --------------------------------------------
                                    Name: Bruce R. McMaken
                                    Title: Attorney-in-Fact


                                    Sherry Sutherland-Yoest
                                    /s/ BRUCE R. MCMAKEN
                                    --------------------------------------------
                                    Name: Bruce R. McMaken
                                    Title: Attorney-in-Fact


                                    Christina Sutherland-Yoest
                                    /s/ BRUCE R. MCMAKEN
                                    --------------------------------------------
                                    Name: Bruce R. McMaken
                                    Title: Attorney-in-Fact


                                    Don A. Sanders
                                    /s/ BRUCE R. MCMAKEN
                                    --------------------------------------------
                                    Name: Bruce R. McMaken
                                    Title: Attorney-in-Fact


                                    ENVIRONMENTAL OPPORTUNITIES
                                    FUND II, L.P.


                                    By:   FUND II MGT. CO., LLC
                                          ---------------------


                                    By:   /s/ BRUCE R. MCMAKEN
                                          --------------------------------------
                                          Name:  Bruce R. McMaken
                                          Title: Manager


                                    ENVIRONMENTAL OPPORTUNITIES
                                    FUND II (INSTITUTIONAL), L.P.


                                    By:   FUND II MGT. CO., LLC
                                          ---------------------


                                    By:   /s/ BRUCE R. MCMAKEN
                                          --------------------------------------
                                          Name:  Bruce R. McMaken
                                          Title: Manager


                                    GWD MANAGEMENT INC.


                                    By: Gary W. DeGroote, President
                                        /s/ BRUCE R. MCMAKEN
                                        ----------------------------------------
                                        Name:  Bruce R. McMaken
                                        Title: Attorney-in-Fact


                                    Michael G. DeGroote
                                    /s/ BRUCE R. MCMAKEN
                                    --------------------------------------------
                                    Name: Bruce R. McMaken
                                    Title: Attorney-in-Fact


                                    George E. Matelich
                                    /s/ BRUCE R. MCMAKEN
                                    --------------------------------------------
                                    Name: Bruce R. McMaken
                                    Title: Attorney-in-Fact


                                    Philip E. Berney
                                    /s/ BRUCE R. MCMAKEN
                                    --------------------------------------------
                                    Name: Bruce R. McMaken
                                    Title: Attorney-in-Fact


                                    Frank K. Bynum, Jr.
                                    /s/ BRUCE R. MCMAKEN
                                    --------------------------------------------
                                    Name: Bruce R. McMaken
                                    Title: Attorney-in-Fact


                                    James J. Connors II
                                    /s/ BRUCE R. MCMAKEN
                                    --------------------------------------------
                                    Name: Bruce R. McMaken
                                    Title: Attorney-in-Fact


                                    Michael B. Lazar
                                    /s/ BRUCE R. MCMAKEN
                                    --------------------------------------------
                                    Name: Bruce R. McMaken
                                    Title: Attorney-in-Fact


                                    Frank J. Loverro
                                    /s/ BRUCE R. MCMAKEN
                                    --------------------------------------------
                                    Name: Bruce R. McMaken
                                    Title: Attorney-in-Fact


                                    Howard A. Matlin
                                    /s/ BRUCE R. MCMAKEN
                                    --------------------------------------------
                                    Name: Bruce R. McMaken
                                    Title: Attorney-in-Fact


                                    Church M. Moore
                                    /s/ BRUCE R. MCMAKEN
                                    --------------------------------------------
                                    Name: Bruce R. McMaken
                                    Title: Attorney-in-Fact


                                    Frank T. Nickell
                                    /s/ BRUCE R. MCMAKEN
                                    --------------------------------------------
                                    Name: Bruce R. McMaken
                                    Title: Attorney-in-Fact

                                     Thomas R. Wall, IV
                                     /s/ BRUCE R. MCMAKEN
                                    --------------------------------------------
                                    Name: Bruce R. McMaken
                                    Title: Attorney-in-Fact


                                    3242757 CANADA INC.


                                    By: Lucien Remillard, President
                                         /s/ BRUCE R. MCMAKEN
                                        ----------------------------------------
                                         Name:  Bruce R. McMaken
                                         Title: Attorney-in-Fact


                                    ARGENTUM CAPITAL PARTNERS II, L.P.


                                    By:  Argentum Capital Partners II, LLC,
                                         its General Partner


                                    By:  Argentum Investments, LLC,
                                         its Managing Member


                                    By:  Walter H. Barandiaran,
                                         Managing Member
                                         /s/ BRUCE R. MCMAKEN
                                         ---------------------------------------
                                         Name:  Bruce R. McMaken
                                         Title: Attorney-in-Fact


                                    Michael J. Verrochi
                                    /s/ BRUCE R. MCMAKEN
                                    --------------------------------------------
                                    Name: Bruce R. McMaken
                                    Title: Attorney-in-Fact


                                    Francesco Galesi
                                    /s/ BRUCE R. MCMAKEN
                                    --------------------------------------------
                                    Name: Bruce R. McMaken
                                    Title: Attorney-in-Fact


                                    Robert F. Irwin, IV
                                    /s/ BRUCE R. MCMAKEN
                                    --------------------------------------------
                                    Name: Bruce R. McMaken
                                    Title: Attorney-in-Fact


                                    John A. Pinto
                                    /s/ BRUCE R. MCMAKEN
                                    --------------------------------------------
                                    Name: Bruce R. McMaken
                                    Title: Attorney-in-Fact


                                    Paul Thompson III
                                    /s/ BRUCE R. MCMAKEN
                                    --------------------------------------------
                                    Name: Bruce R. McMaken
                                    Title: Attorney-in-Fact


                                    Thomas E. Durkin, III
                                    /s/ BRUCE R. MCMAKEN
                                    --------------------------------------------
                                    Name: Bruce R. McMaken
                                    Title: Attorney-in-Fact


                                    Gene A. Meredith
                                    /s/ BRUCE R. MCMAKEN
                                    --------------------------------------------
                                    Name: Bruce R. McMaken
                                    Title: Attorney-in-Fact


                                    Richard A. Hansen
                                    /s/ BRUCE R. MCMAKEN
                                    --------------------------------------------
                                    Name: Bruce R. McMaken
                                    Title: Attorney-in-Fact


                                    Robert E. Cawthorn
                                    /s/ BRUCE R. MCMAKEN
                                    --------------------------------------------
                                    Name: Bruce R. McMaken
                                    Title: Attorney-in-Fact

                                    Peter J. Roselle
                                    /s/ BRUCE R. MCMAKEN
                                    --------------------------------------------
                                    Name: Bruce R. McMaken
                                    Title: Attorney-in-Fact


                                    David J. Feals
                                    /s/ BRUCE R. MCMAKEN
                                    --------------------------------------------
                                    Name: Bruce R. McMaken
                                    Title: Attorney-in-Fact


